Exhibit 99.2
News Release

31500 Northwestern Highway, Suite 300
Farmington Hills, Michigan 48334
(248) 350-9900
FAX: (248) 350-9925
NYSE: RPT
RAMCO-GERSHENSON PRICES OFFERING OF CUMULATIVE
CONVERTIBLE PERPETUAL PREFERRED SHARES
FARMINGTON HILLS, Mich., March 31, 2011 — Ramco-Gershenson Properties Trust (NYSE:RPT) announced today the pricing of its underwritten public offering of $80 million (1,600,000 shares) of newly issued 7.25% cumulative convertible perpetual preferred shares of beneficial interest. The preferred shares have a liquidation value of $50.00 per share. The joint book-running managers for this offering are Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC. KeyBanc Capital Markets Inc. is acting as lead manager of the offering, and Stifel, Nicolaus & Company, Incorporated, Comerica Securities, Inc., PNC Capital Markets LLC and RBS Securities Inc. are acting as co-managers. The Company has granted the underwriters a 30-day option to purchase up to an additional $12 million (240,000 additional shares) of the preferred shares. Subject to customary conditions, the offering is expected to close on April 6, 2011.
Ramco-Gershenson intends to use the net proceeds from the offering to retire its $30.0 million bridge loan and reduce outstanding borrowings under its secured revolving credit facility. Ramco-Gershenson may use the net proceeds to repay other outstanding indebtedness and for general corporate purposes.
The offering is being made pursuant to an effective shelf registration statement (No. 333-156689). The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by contacting Deutsche Bank Securities, Prospectus Department, Harborside Financial Center, 100 Plaza One, Jersey City, New Jersey 07311-3988, telephone: (800) 503-4611, prospectus.cpdg@db.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at 866-803-9204. Electronic copies of the preliminary prospectus supplement and accompanying prospectus are also available from the Securities and Exchange Commission’s website at www.sec.gov.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.
ABOUT RAMCO-GERSHENSON PROPERTIES TRUST
Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers. At December 31, 2010, the Company owned and managed a portfolio of 89 shopping centers and one office building, with approximately 20.3 million square feet of gross leaseable area, of which 15.6 million is owned by the Company and its real estate joint ventures. The shopping centers are located in

Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Company’s website at www.rgpt.com.
This press release contains forward-looking statements with respect to the operation of certain of the Company’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include the final terms of the offering and the final size of the offering, our success or failure in implementing our business strategy, economic conditions generally and in the commercial real estate and finance markets specifically, our cost of capital, which depends in part on our asset quality, our relationships with lenders and other capital providers, our business prospects and outlook, changes in governmental regulations, tax rates and similar matters, and our continuing to qualify as a REIT, and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.
CONTACT: Ramco-Gershenson Properties Trust: Dawn Hendershot, Director of Investor Relations and Corporate Communications, 248-592-6202
*******

2